SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 11, 2008

Date of Report
(Date of Earliest Event Reported)

Teleconnect Inc.

(Exact name of registrant as specified in its charter)

Florida	0-230611	52-2137517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Centro Comercial Camoján Corner, 1ª plta
Camino de Camoján, Urb. Sierra Blanca
29603 Marbella – Málaga, Spain

(Address of principal executive offices)

011-34-95-202-9400

(Registrant's telephone number, including area code)

N/A

(Former name and former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 11, 2008, Mr. Dirk L. Benschop was appointed, by Mr. Leonardus Geeris, as a director of Teleconnect Inc. to fill a vacancy on the Board of Directors of the Registrant.  At the same time, Mr. Benschop was also appointed as the new Chief Executive Officer and President of the Corporation.

Effective at the end of business on December 11, 2008, Mr. Geeris resigned from all his officer and director functions with the Corporation. Mr. Leonardus Geeris had been appointed to these positions effective Octobre 31, 2007.  Additionally, Mr. Benschop has been provided by Mr Geeris with an irrevocable proxy to represent all his voting rights at shareholder meetings until November 2009.

           Mr. Geeris has recognized that it has been impossible to change the company’s fortune in the past year and that the current situation requires a significant change in direction.  The top priorities of the Company are to recuperate the status of good standing of the registrant with the regulatory authorities and to have Mr. Benschop explore the possibilities of producing a more focused approach geared to increase shareholder value.

Mr. Geeris and his advisors saw in Mr. Benschop a seasoned successful executive with the vision and drive to refocus the Company.  Mr. Benschop, forty one years of age and of Dutch nationality, has been in Executive Director positions of Finance, Marketing and Technology companies over the past 13 years.

Management indicates that new announcements will be forthcoming shortly.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teleconnect Inc.

Date: December 15, 2008	By:	/s/ Dirk L. Benschop
Dirk L. Benschop, Chief Executive Officer and President